Exhibit 10.49

THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of December 2, 2021 by and among PC CONNECTION, INC., a Delaware corporation (the “Borrower”), the Guarantors listed on the signature pages hereof, the lenders from time to time party to the Credit Agreement (as defined below) (each, a “Lender”, and collectively, the “Lenders”), and CITIZENS BANK, N.A., a national banking association (“Citizens”), as agent for the Lenders (in such capacity, together with its successor and assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Guarantors, the Lenders and the Agent entered into that certain Third Amended and Restated Credit and Security Agreement, dated as of February 24, 2012 (as amended by that certain First Amendment to Third Amended and Restated Credit and Security Agreement, dated as of December 24, 2013 and by that certain Second Amendment to Third Amended and Restated Credit and Security Agreement, dated as of February 10, 2017, as amended hereby, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Agent and the Lenders agree to amend the Credit Agreement and the Other Documents in certain respects to the extent set forth in this Amendment; and

WHEREAS, the Borrower, Guarantors, the Agent and the Lenders party hereto are willing to amend the Credit Agreement and the Other Documents upon the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

2.Amendment. In reliance upon the representations and warranties set forth in Section 4 below and upon satisfaction of the conditions to effectiveness set forth in Section 3 below, the parties hereto agree to amend the Credit Agreement as follows:

(a)All references in the Credit Agreement and the Other Documents to “Eurodollar Rate” are hereby amended to refer to “LIBOR Rate”, and all references to “Eurodollar Rate Loan” are hereby amended to refer to “LIBOR Loan”.

(b)All references in the Credit Agreement and the Other Documents to “Base Rate” are hereby amended to refer to “Alternate Base Rate”; and all references to “Base Rate Loan” are hereby amended to refer to “ABR Loan”.

(c)Section 1.2 of the Credit Agreement is hereby amended to include the following new defined terms:

“Adjusted LIBOR Rate” means, with respect to any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one month or three month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”) plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 0% per annum. If Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed pursuant to clause (d) of the Section of this Agreement titled “Benchmark Replacement Setting.”

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of the Section of this Agreement titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)the sum of: (a) the alternate benchmark rate that has been selected by the Agent in its reasonable discretion as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar- denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Lender:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent in its reasonable discretion for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “LA Interest Period”, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Lenders announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with the Section of this Agreement titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with the Section of this Agreement titled “Benchmark Replacement Setting.”

“Change in Law” means the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by Agent or any Lender; provided that notwithstanding anything herein to the contrary, (i) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent or the Lenders, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)(a) a determination by the Agent or (b) a notification by the Required Lenders to the Agent (with a copy to the Borrower) that the Required Lenders have determined that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to the Borrower described in clause (2) below and are publicly available for review), and

(2)the election by the Agent, or the election by the Required Lenders, to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Agent or any Lender: Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Agent or any Lender being organized under the laws of the jurisdiction imposing such Tax (or any political subdivision thereof).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Other Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to an applicable Loan in Dollars, the rate per annum determined by Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by Lender from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by Lender of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Agreement, the LIBOR Rate shall at no time be less than 0% per annum.

“Loan Documents” means this Agreement and the Other Documents.

“Loan Party” means each Borrower and Guarantor and “Loan Parties” means, collectively, all Borrowers and Guarantors.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any this Agreement or any Other Document.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Quotation Day” means the day that is two (2) Business Days prior to the start of an Interest Period.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such

Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which Lender is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. LIBOR Loans and LIBOR Advantage Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Agent under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars as set forth in the definition of “LIBOR Rate”.

(d)The following defined term(s) appearing in Section 1.2 of the Credit Agreement shall be amended and restated to read as follows:

“LIBOR Advantage Rate” means, the Benchmark Rate for a one-month interest period.

(e)Section 3.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.9    Alternate Rate of Interest.

(a)Temporary Unavailability of LIBOR Rate. If prior to the commencement of any Interest Period for a LIBOR Loan:

(i)Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii)Agent determines in its reasonable discretion (which determination shall be conclusive) that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period, will not adequately and fairly reflect the cost of making or maintaining such Loan for such Interest Period;

then Agent shall give notice thereof to Borrower by telephone or as otherwise permitted hereunder as promptly as practicable thereafter and, until Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, (x) any requested conversion of any loan to, or continuation of any loan as, a LIBOR Loan shall be ineffective, and (y) if any request is made for a LIBOR Loan, such loan shall be made as an ABR Loan.

(b)	Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any Interest Rate Protection Agreement shall be deemed not to be a “Other Document” for purposes of this Section 3.9 (b)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any Other Document and (y) if a Benchmark Replacement is

determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Credit Agreement or any Other Document, or further action or consent of Borrower or any other Loan Party (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below).

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower or any other Loan Party.

(iii)Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related  Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent pursuant to this Section 3.9(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower, except, in each case, as expressly required pursuant to this Section 3.9(b).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-

representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f)Section 3.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.10 Increased Costs; Illegality.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or Agent;

(ii)subject Agent or any Lender to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on Agent or any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by Lenders or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to any Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to any Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Agent or any Lender hereunder (whether of principal, interest or any other amount) then, upon request of Agent or any Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate Agent or such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If Agent determines that any Change in Law affecting Agent , any Lender, or any Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on any Lender’s capital or on the capital of any such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments or the Loans or the Letters of Credit issued by any Lender, to a level below that which Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of Agent or any Lender setting forth the amount or amounts necessary to compensate any Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Agent, on behalf of such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to Borrower:

(i)Agent may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into LIBOR Loans, whereupon any request for a LIBOR Loan or to convert an ABR Loan to a LIBOR Loan or to continue a LIBOR Loan, as applicable, for an additional Interest Period shall be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a

LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)Agent may require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event Agent shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by any Lender or the converted LIBOR Loans of any Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, as applicable. For purposes of this paragraph, a notice to Borrower by Agent shall be effective as to each LIBOR Loan made by any Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

(g)Section 13.1 of the Credit Agreement is hereby amended by replacing “February 10, 2022” with “March 31, 2025”.

(h)The following new Sections 15.19 and 15.20 are hereby added to the Credit Agreement:

Section 15.19 USA PATRIOT Act. Agent hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Agent and each Lender to identify each Loan Party in accordance with the USA PATRIOT Act. Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Agent in order to assist Agent and each Lender in maintaining compliance with the USA PATRIOT Act.

Section 15.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Protection Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Massachusetts and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 15.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

3.Conditions Precedent.The effectiveness of this Amendment is subject to the following conditions:

(a)	The execution and delivery to the Agent and each Lender of:

(i)this Amendment by the Borrower, Guarantors, the Agent, and the Lenders, in form and substance satisfactory to the Agent and the Lenders;

(ii)a certificate of good standing and foreign qualification to do business (or foreign equivalent thereof) of the Borrower and each Guarantor listed on the signature page hereof from their respective applicable secretary of state; and

(iii)results of lien and judgment searches in respect of the Borrower and each Guarantor satisfactory to the Agent;

(b)The Agent and Lenders shall have received all fees payable to Agent and Lenders pursuant to the Agreement on or prior to the date hereof and all other amounts due to the Agent pursuant to the Agreement (including reimbursement of fees and expenses (including fees and expenses of counsel) incurred in connection with this Amendment).

(c)After giving effect to this Amendment, the representations and warranties set forth in Section 4 of this Amendment shall be true and correct in all respects.

4.Representations and Warranties.    The Borrower and each Guarantor hereby represents and warrants to Agent and each Lender that:

(a)the Borrower and each Guarantor is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization;

(b)the Borrower and each Guarantor has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c)the execution, delivery and performance by the Borrower and each Guarantor of this Amendment has been duly authorized by all necessary corporate or limited liability company action, as applicable;

(d)this Amendment constitutes the legal, valid and binding obligation of the Borrower and each Guarantor, as applicable, enforceable against each such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability;

(e)no pending or threatened litigation, arbitration, actions or proceedings exist, which if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(f)no material liabilities or indebtedness for borrowed money exist, other than the Obligation and Indebtedness permitted pursuant to Section 7.8 of the Credit Agreement;

(g)since June 30, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(h)no Default or Event of Default exists and remains continuing or would exist after giving effect to this Amendment and the transactions contemplated hereby; and

(i)all representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty were true and correct in all material respects as of such date; provided, that if any representation and warranty is qualified as to materiality or Material Adverse Effect, such representation and warranty is true and correct in all respects as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty was true and correct in all respects as of such date.

5.Agreement in Full Force and Effect. The Credit Agreement and the Other Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects. Except as expressly set forth herein, this Amendment shall not be deemed to be an amendment or modification of any provisions of the Credit Agreement or any Other Document or any right, power or remedy of Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any Other Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder. This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or the Lenders whether under the Credit Agreement or the Other Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto. All references to the Credit Agreement shall be deemed to mean the Credit Agreement as modified hereby. This Amendment shall not constitute a novation or satisfaction and accord of the Credit Agreement and the Other Documents. The parties hereto agree to be bound by the terms and conditions of the Credit Agreement and the Other Documents as modified by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as modified by this Amendment, and each reference herein or in any Other Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as modified by this Amendment.

6.Counterparts. This Amendment may be executed by one or more of the parties to this Amendment in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument. Delivery of counterparts by facsimile or electronic mail shall be deemed equally effective as delivery of originals.

7.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower and each Guarantor and its successors and assigns and the Agent and each Lender and their respective successors and assigns.

8.Reaffirmation. The Borrower and each Guarantor as debtor, grantor, pledgor, or in other any other similar capacity in which such party grants liens or security interests in its property pursuant to the Loan Documents hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (b) ratifies and reaffirms such grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations. The Borrower and each Guarantor hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

9.Acknowledgment of Rights; Release of Claims. The Borrower and each Guarantor hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by the Agent or any Lender of such party’s liabilities, obligations and agreements on the date hereof; (b) to its knowledge, the Agent and each Lender have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) neither the Agent nor any Lender waives, diminishes or limits any term or condition contained in the Credit Agreement or any of the Other Documents. The Borrower and each Guarantor hereby remises, releases, acquits, satisfies and forever discharges the Agent and each Lender, their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Agent or any Lender (“Releasees”), of and from any and all manner of known and unknown actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, the Borrower and each Guarantor waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest: (i) the right of Agent and each Lender to exercise their respective rights and remedies described in this Amendment; (ii) any provision of this Amendment, the Credit Agreement or any Other Document; or (iii) any conduct of the Releasees relating to or arising out of the Credit Agreement or the Other Documents on or prior to the date hereof.

10.Costs and Expenses. The Borrower agrees to reimburse the Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

11.Governing Law. The laws of the Commonwealth of Massachusetts shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

12.WAIVER OF JURY TRIAL. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN AN ACTION, SUIT,

OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER:

PC CONNECTION, INC.,
a Delaware corporation

By: /s/ Thomas C. Baker
Name:	Thomas C. Baker
Title:	Sr. VP, CFO & Treasurer

GUARANTORS:

GOVCONNECTION, INC.,
a Maryland corporation

By:	/s/ Brian Hicks
Name:	Brian Hicks
Title:	Treasurer

PC CONNECTION SALES CORPORATION,
a Delaware corporation

By:	/s/ Brian Hicks
Name:	Brian Hicks
Title:	Treasurer

MORE DIRECT, INC.,
a Florida corporation

By:	/s/ Brian Hicks
Name:	Brian Hicks
Title:	Treasurer

(Signature Page to Third Amendment to Third Amended and Restated Credit and Security Agreement]

GLOBALSERVE, INC.,
a New York corporation

By:	/s/ Brian Hicks
Name:	Brian Hicks
Title:	Treasurer

[Signature Page to Third Amendment to Third Amended and Restated Credit and Security Agreement]

AGENT:

CITIZENS BANK, N.A.

By:	/s/ Marc J. Lubelczyk
Name:	Marc J. Lubelczyk
Title:	Senior Vice President

LENDER:

CITIZENS BANK, N.A.

By:	/s/ Marc J. Lubelczyk
Name:	Marc J. Lubelczyk
Title:	Senior Vice President

[Signature Page to Third Amendment to Third Amended and Restated Credit and Security Agreement]